Exhibit 10.31

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE (this "Third Amendment") is made and entered into as of October 2, 2015, by and between WILSHIRE COURTYARD, L.P., a Delaware limited partnership ("Landlord"), and WPT ENTERPRISES, INC., a Nevada corporation ("Tenant").

R E C I T A L

A.            Landlord and Tenant are parties to that certain Office Lease, dated September 24, 2004 ("Office Lease"), as supplemented by that certain Notice of Lease Term Dates, executed by Tenant on May 13, 2005 (the "Commencement Letter"), as amended by that certain Amendment to Lease, dated as of March 21, 2006 (the "First Amendment"), and that certain Second Amendment to Lease, dated as of January 31, 2011 Office Lease (the "Second Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord certain space (the "Premises"), commonly known as Suite 350, and located on the third (r) floor of that certain building located at 5700 Wilshire Boulevard, Los Angeles, California (the "Building"), The Office Lease, the Commencement Letter, the First Amendment and the Second Amendment shall collectively be referred to herein as the "Lease".

B.            Landlord and Tenant desire to extend the term of the Lease, and to otherwise amend the Lease, on the terms and conditions contained herein,

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.             Capitalized Terms. Except as explicitly set forth in this Third Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.

2.             Premises.

2.1       "As-Is" Condition. Tenant hereby acknowledges and agrees that (I) Tenant currently occupies the Premises pursuant to the terms of the Lease, and (II) during the Renewal Term (defined in Section 3 below), except as otherwise set forth in Section 7, below, Tenant shall continue to accept the Premises in its currently existing, "as is" condition, and Landlord shall not be obligated to provide or pay for any Improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or the Building or with respect to the suitability of any of the same for the conduct of Tenant's business. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

2.2       Rentable Square Footage of Premises and Building. Landlord and Tenant hereby acknowledge and agree that, effective as of the Renewal Term Commencement Date (defined in Section 3, below), the "Premises" shall be deemed to consist of 8,519 rentable square feet (remeasured from 8,422 rentable square feet as set forth in the Second Amendment) and the Building shall be deemed to consist of 542,015 rentable square feet, which rentable square footages shall not be subject to re-measurement or modification.

3.             Renewal Term. Landlord and Tenant acknowledge and agree that the Lease Term is scheduled to expire on January 31, 2016 (the "Scheduled Expiration Date"), Notwithstanding the foregoing or any provision to the contrary contained In the Lease, the Scheduled Expiration Date Is hereby extended to January 31, 2021 (the "Renewal Term Expiration Date"). The period commencing on February 1, 2016 (the "Renewal Term Commencement Date") and expiring (unless sooner terminated as provided In the Lease, as amended) on the Renewal Term Expiration Date shall be referred to herein as the "Renewal Term".

1

4.       Base Rent.

4.1       In General. Prior to the Renewal Term Commencement Date, Tenant shall continue to pay to Landlord monthly installments of Base Rent for the Premises in accordance with the terms and conditions of the Lease. Notwithstanding any provision contained In the Lease to the contrary, commencing on the Renewal Term Commencement Date and continuing throughout the Renewal Term, Tenant shall pay to Landlord monthly Installments of Base Rent for the Premises in the amounts set forth In the schedule below, but otherwise in accordance with the terms and conditions of the Lease.

Period During Renewal Term	Base Rent Per Annum	Base Rent Per Month	Approximate Monthly Base Rent Per Rentable Square Foot*
February 1, 2016 January 31, 2017	$393,577.80	$32,796.15	$3,85
February 1, 2017 - January 31, 2018	$405,385.13	$33,782.09	$3.97
February 1, 2018 - January 31, 2019	$417,546.66	$34,795.56	$4.08
February 1, 2020 - January 31, 2020	$430,073.08	$35,839.42	$4.21
February 1, 2019 - January 31, 2021	$442,975.27	$36,914,61	$4.33

"The calculations of the monthly Base Rent per rentable square foot set forth above are approximate calculations based on a three percent (3.0%) Increase per annum.

4.2       Abatement of Base Rent. Notwithstanding any provision to the contrary set forth herein, Tenant shall be entitled to an abatement of Base Rent otherwise due for the Premises during the first five (5) full calendar months of the Renewal Term (i.e., February 2016 through June 2016). The period during which Tenant Is entitled to an abatement of Base Rent pursuant to the terms of this Section 4.2 shall be referred to herein as the "Base Rent Abatement Period", The Base Rent abated under this Section 4,2 shall be referred to herein as the "Abatement Amount." Landlord and Tenant acknowledge that Tenant's right (the "Base Rent Abatement Right") to receive Base Rent abatement, as set forth above, during the Base Rent Abatement Period has been granted to Tenant as additional consideration for Tenant's agreement to enter Into this Third Amendment and comply with the terms and conditions otherwise required under the Lease, as amended. If Tenant shall be In monetary or material non-monetary default under the Lease, as amended, beyond any applicable notice and cure period, and shall fall to cure such default within the lime, if any, provided for cure pursuant to the Lease, as amended, or if the Lease Is terminated for any reason other than In connection with a Landlord default, casualty or condemnation, then, In addition to any other remedies Landlord may have under the Lease, as amended, Landlord, may elect to have the entire unexpired portion of the Base Rent Abatement Period as of such default be moved to the end of the Renewal Term, and Tenant shall immediately be obligated to pay Base Rent at the full amounts of the monthly installments therefor set forth In Section 41,, above. The Base Rent Abatement Right set forth In this Section 4.2 shall be personal to the originally named Tenant under this Third Amendment (the "Original Tenant") and a Permitted Assignee (defined below) and shall not inure to the benefit of any other assignee, sublessee or other transferee of the Original Tenant's interest In the Lease, as amended. A "Permitted Assignee" shall mean a person or entity to whom the Lease Is assigned pursuant to the terms of the Lease.

5.        Direct Expenses.

5.1       In General. Notwithstanding any provision to the contrary contained in the Lease, with respect to the period of the Lease Term occurring from and after the Renewal Term Commencement Date, Tenant shall pay to Landlord Tenant's Share of Direct Expenses that arise or accrue during such period in accordance with the terms of the Lease, provided, however, that effective as of the Renewal Term Commencement Date, (I) Tenant's Share shall be deemed to equal 1,572%, (II) the Base Year shall be the calendar year 2016, and (III) Tenant shall have no obligation to pay to Landlord Tenant's Share of Direct Expenses attributable to the Premises during the initial twelve (12) months of the Renewal Term, Additionally, effective as of the date hereof, the second sentence of the last paragraph of Section 4.2(d) of the Office Lease shall be deleted and shall be replaced with the following; "If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses that vary based upon the occupancy of the Project for such year to determine the amount of Operating Expenses that would have been Incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, provided that a comparable adjustment shall have been made, or if not made, shall also be made to the Base Year Operating Expenses."

2

5.2       Proposition 8. In the event that Landlord receives a refund of Taxes for any Expense Year as result of a reassessment of the Project under Proposition 8 (adopted by the voters of the State of California in the November 1978 election), Landlord shall credit against subsequent payments of Taxes due hereunder, an amount equal to Tenant's Share of any such refund, net of any expenses Incurred by Landlord in achieving such refund. A reassessment of the Project under Proposition 8 during any Expense Year shall not lower Base Taxes. However, if Base Taxes are reduced as result of a reassessment of the Project under Proposition 8, then the Base Taxes shall be correspondingly revised based on such reduction, the Additional Rent previously paid or payable on account of Tenant's payment of Tenant's Share of Tax Expenses hereunder for all Expense Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations.

6.             Renewal Term. Tenant shall continue to have the right to extend the Lease Term pursuant to Tenant's Renewal Option set forth in Section 2.2 of the Office Lease, as amended by Section 3,2 of the Second Amendment provided, however, that the following shall apply; (I) all references to the term "Extension Term" set forth in Section 2.2 of the Office Lease, as amended by Section 3.2 of the Second Amendment, shall be deemed to refer to the Renewal Term, (ii) Tenant shall deliver the Renewal Notice to Landlord no earlier than November 1, 2019 and no later than May 1, 2020, (III) In calculating the rent for the Renewal Term, no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant Improvements In comparable spaces, (iv) in determining the Market Rent, Comparable Transactions In the Project shall be taken into consideration first, and in the event that there are not a sufficient number of Comparable Transactions in the Project to determine the Market Rent, then the Market Rent shall be determined by taking Into consideration Comparable Transactions In Comparable Buildings, and (v) the definition of "Comparable Buildings" as set forth in Section 2.2(c). of the Office Lease shall be deleted and shall be replaced with the following: "Comparable Buildings shall mean first-class office buildings of comparable age and quality located in the Miracle Mile area of Los Angeles, California".

7.             Tenant Improvement Allowance.

7.1       In General. Notwithstanding any provision to the contrary contained herein, effective as of the full execution and delivery of this Third Amendment by Landlord and Tenant, Tenant shall be entitled to a one-time tenant Improvement allowance (the "Tenant Improvement Allowance") in an aggregate amount equal to $255,570.00 (i.e. $30.00 per rentable square foot of the Premises), for the costs relating to the construction of Tenant's improvements (the "Improvements") set forth on Exhibit A attached hereto. In addition to the Tenant Improvement Allowance, Landlord shall contribute an amount not to exceed $1,277,85 ("Landlord's Drawing Contribution") toward the cost of the preparing a space plan In connection with the construction of the Improvements, and no portion of the Landlord's Drawing Contribution, If any, remaining after June 30, 2016 shall be available for use by Tenant. In no event shall Landlord be obligated to make disbursements from the Tenant Improvement Allowance for costs which are unrelated to the Improvements or In a total amount which exceeds the Tenant Improvement Allowance, Except as otherwise provided In this Section 7, Tenant shall perform the Improvements at Its sole cost and expense and In accordance with the terms of Articles 8 and 9 of the Office Lease. Landlord hereby pre-approves Wolcott Architecture/Interiors as the architect retained in connection with the performance of the Improvements.

7.2       Unused Tenant Improvement Allowance. Tenant shall have the right, exercisable by written notice to Landlord, to elect to use any unused portion of the Tenant Improvement Allowance, if any, as a credit against future Installments of monthly Base Rent next coming due under the Lease, as amended. In the event that Tenant Improvement Allowance is not fully utilized by Tenant under this Section 7 (whether for Improvements or as a credit against Base Rent) on or before January 31, 2017, then such unused amounts shall be converted as a credit against future installments of monthly Base Rent next coming due under the Lease, as amended.

7.3       Disbursements, During the design and construction of the Improvements, Landlord shall make disbursements of the Tenant Improvement Allowance for construction of the Improvements for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

3

7.3.1  In General. Once during each calendar month after the date hereof (or such other date as Landlord may designate), but in no event more than a total of three (3) limes during the design and/or construction of the Improvements, Tenant shall deliver to Landlord: (I) a request for payment of the contractor (the "Contractor") and/or Tenant's Agents (defined below) retained by Tenant to construct the Improvements, In a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements In the Premises, detailing the portion of the work completed and the portion not completed and, or when appropriate, the work and/or services provided by Tenant's Agents, which shall be certified by Tenant's architect, if applicable, (II) invoices from Tenant's Agents related to the request for payment, for labor rendered and materials delivered to the Premises and/or service performed In the design and engineering of the Improvements, (ill) properly executed mechanic's lien releases (either conditional or unconditional, as appropriate) which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8120-8138, as applicable, from all of Tenant's Agents, and (iv) all other Information reasonably requested by Landlord. Tenant's request for payment shall be deemed (vis-a-vis Landlord) Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth In Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant or Tenant and the Contractor, In payment of the lesser of: (A) the amounts so requested by Tenant less a ten percent ('10%) retention (to the extent that such retention Is not duplicative of the retention amount pursuant to the Contract between the Tenant and the Contractor) (the aggregate amount of such retentions to be known as the "Final Retention"), provided that Landlord does not dispute any request for payment based on non-compliance of any work, or due to any substandard work, or for any other reason, and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

7.3.2 Final Retention, Subject to the provisions of this Section 7, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of the Improvements in the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and Section 8138, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, (iii) if applicable, Tenant's architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements has been completed, and (iv) Tenant delivers to Landlord all Invoices, marked as having been paid, from all general contractors, subcontractors, laborers, materialmen, and suppliers (together with the Contractor collectively, "Tenant's. Agents") used by Tenant for labor rendered and materials delivered to the Premises In connection with the Improvements.

8.       Parking.

8.1       In General. Notwithstanding any provision to the contrary set forth In the Lease, effective as of the Renewal Term Commencement Date and continuing through the Renewal Term, and any extension thereof, in lieu of the parking passes that Tenant Is obligated to rent from Landlord pursuant to the terms of the Lease, Tenant shall have the right, but not the obligation, to rent from Landlord up to twenty-seven (27) unreserved parking passes in connection with Tenant's lease of the Premises, In accordance with the terms and provisions of Article 28 of the Lease, as hereby amended. Tenant may Increase or decrease the number and type of parking passes rented by Tenant upon not less than thirty (30) days' notice to Landlord, provided that In no event shall Tenant have the right to rent more than the number and type of parking passes as set forth in this Section 8. Tenant shall have the right to rent additional parking passes from Landlord on a month-to-month basis, subject to availability as determined by Landlord in the parking facilities serving the Building and the building located at 5750 Wilshire Boulevard, Tenant shall pay to Landlord for automobile parking passes (including any additional parking passes rented by Tenant in addition to the twenty-seven (27) parking passes allocated to Tenant hereunder) on a monthly basis the prevailing rate (the "Parking Charge") charged from time to time at the location of such parking passes; provided, however, that, during the Initial two (2) years of the Renewal Term only, Tenant shall be entitled to a ten percent (10%) discount on the Parking Charge applicable to the number of parking passes rented by Tenant, which parking passes are allocated to Tenant pursuant to the terms hereof. As of the date hereof, the current Parking Charge is $169.00 for an unreserved parking pass per month, $304,00 for a reserved parking space located on level P1 per month, and $274.00 for a reserved parking space located on level P2 or P3 per month. In addition to the Parking Charge, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority In connection with the renting of parking passes by Tenant or the use of the Project parking facility by Tenant, Notwithstanding any provision to the contrary set forth herein, during the Renewal Term only the rates for unreserved parking passes shall not increase by more than three percent (3%) per calendar year, on a cumulative, compounding basis, over the prevailing rates for such unreserved parking passes in effect during the prior calendar year, Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking, provided that, during the Initial two (2) years of the Renewal Term only, Tenant shall be entitled to a ten percent (10%) discount on the cost of visitor parking validations purchased by Tenant. Except as otherwise set forth in this Section 8, Tenant's right to rent parking passes from Landlord shall be governed by the terms of Article 28 of the Office Lease.

4

8.2       Other Terms, Effective as of the Renewal Term Commencement Date, the last sentence of Section 28.2 of the Office Lease shall be deleted and shall be of no further force or effect.

9.       Deletions, Section 2.3 (Option to Cancel) of the Office Lease, and the last sentence of Section 8.1(a) of the Office Lease are hereby deleted in their entirety and shall be of no further force or effect.

10.     Security Deposit. Landlord and Tenant acknowledge that, In accordance with the terms of the Lease, Tenant has previously delivered the sum of $27,554.48 (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Landlord shall continue to hold the Existing Security Deposit during the Renewal Term.

11.       Notices, Notwithstanding any provision to the contrary contained In the Lease, all notices required or permitted to be given to Landlord under the Lease, as amended hereby, shall be addressed to Landlord and Tenant, as follows:

If to Landlord:

Wilshire Courtyard, L.P.,

c/o Tishman Speyer Properties, L.P.
5700 Wilshire Boulevard, Suite 365
Los Angeles, California 90036
Attn: Property Manager

With copies to:

Tishman Speyer Properties, L.P.,

45 Rockefeller Plaza

New York, New York 10111
Attn: Chief Legal Officer

and;

Tishman Speyer Properties, L.P.
45 Rockefeller Plaza

New York, New York 10111
Attn: Chief Financial Officer

If to Tenant:

WPT Enterprises, Inc.

5700 Wilshire Boulevard, Suite 350

Los Angeles, California 90036

with a copy to:

WPT Enterprises, Inc.,

1920 Main Street, Suite 1150

Irvine, California 92614
Attn: Legal

5

and

Ourgame International Holdings Limited
17F, Tower B Fairmont, No. 1 Building
#33 Community Guangshun North Street
Chaoyang District, Beijing

People's Republic of China

12.     Limitation on Liability, Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the liability of Landlord for Landlord's obligations under the Lease, as amended, and any other documents executed by Landlord and Tenant in connection with the Lease (collectively, the "Lease Documents") shall be limited to Landlord's Interest In the Project and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct Or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the "Landlord Parties") in seeking either to enforce Landlord's obligations under the Lease Documents or to satisfy a judgment for Landlord's failure to perform such obligations; and none of the Landlord Parties shall be personally liable for the performance of Landlord's obligations under the Lease Documents, In no event shall Landlord or the Landlord Parties be liable for, and Tenant, on behalf of itself and all other subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents.

13.     Tax Status of Beneficial Owner, Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate Investment trusts pursuant to Sections 866, et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any Income derived under any provision of the Lease, as amended, that does not constitute 'rents from real property" (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an 'Adverse Event') is of material concern to Landlord and such beneficial owners, In the event that the Lease, as amended, or any document contemplated hereby could, In the opinion of counsel to Landlord, result In or cause an Adverse Event, Tenant agrees to cooperate with Landlord In negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification, Any amendment or modification pursuant to this Section 13 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in the Lease, as amended, without regard to such amendment or modification, and further provided that Tenant is not in a financial position which is worse by virtue of such an amendment or modification. Without limiting any of Landlord's other rights under this Section 13, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of the Lease, as amended, with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or In part on the net income or profits derived by any person from the properly leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or Interest in the possession, use, occupancy, or utilization of any part of the Premises.

14.      Authority. if Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Third Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business In California and that Tenant has full right and authority to execute and deliver this Third Amendment and that each person signing on behalf of Tenant is authorized to do so, In such event, Tenant shall, within ten (10) days after execution of this Third Amendment, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord. Tenant shall also deliver to Landlord satisfactory evidence of (I) good standing in Tenant's state of formation and (Ii) qualification to do business in California.

15.      Brokers, Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment, excepting only Tishman Speyer Properties, L.P. and Savills Studley, Inc. and Jones Lang LaSalle Americas (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission In connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, Judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Brokers. The terms of this Section 15 shall survive the expiration or earlier termination of the Lease, as amended. Landlord shall pay a commission to Savills Studley, Inc. in connection with this Third Amendment pursuant to the terms of a separate written agreement between Landlord and Savills Studley, Inc. Tenant hereby acknowledges and agrees that in no event shall Landlord be obligated to pay a commission to Jones Lang LaSalle Americas In connection with this Third Amendment.

16.      Conflict; No Other Modifications. Except as otherwise provided herein, all other terms and provisions of the Lease shall remain in full force and effect, unmodified by this Third Amendment. In the event of any conflict between the Lease and this Third Amendment, this Third Amendment shall prevail,

[signatures appear on following page]

6

IN WITNESS WHEREOF, the parties have entered into this Third Amendment as of the date first set forth above.

“LANDLORD:

WILSHIRE COURTYARD, L.P.
a Delaware limited partnership

By:	Wilshire Courtyard GP, L.L.C.,
a Delaware limited liability company,
its general partner

By: /s/ Paul Gallano
Paul Gallano
Its: Senior Managing Director

“TENANT”

WPT ENTERPRISES,INC.,
a Nevada corporation

By: /s/ Adam Pliska
Its: CEO/President

By: /s/ Deborah Frangelb
Its: VP Finance

7

The undersigned, Guarantor under that certain Guaranty by OURGAME INTERNATIONAL HOLDINGS LIMITED, a company Incorporated in the Cayman Islands with limited liability whose shares are listed on The Stock Exchange of Hong Kong Limited (the "Guaranty") for the benefit of Landlord, hereby (I) acknowledges and consents to the Third Amendment provided above, and (i1) agrees that the terms and conditions of the Guaranty, including Guarantors' promises, covenants and guaranties thereunder, shall continue to apply to the Lease, as amended by this Third Amendment.

'GUARANTOR"

OURGAME INTERNATIONAL HOLDINGS LIMITED,

a company incorporated In the Cayman Islands

with limited liability whose shares are listed on

The Stock Exchange of Hong Kong Limited

8

EXHIBIT A

LIST OF IMPROVEMENTS

Tenant shall have the right to use the Tenant Improvement Allowance allocated to Tenant pursuant to the terms of Section 7 of this Third Amendment for the following scheduled Improvements in the Premises (which list of Improvements are subject to change);

1.	Repaint (and patch as necessary) the painted areas of the Premises, Tenant to select color with Landlord approval;

2.	Shampoo and deep clean the carpeted areas of the Premises;

3.	Replace all window blinds existing in the Premises with Building standard window blinds, which as of the date hereof Is Hunter Douglas “roll-up" type shade in charcoal;

4.	Replace office lighting with recessed lighting subject to mutual approval;

6.	Balance the HVAC system serving the Premises to provide consistent temperature throughout the Premises;

6.	Install additional phone lines and cable outlets in specific offices located In the Premises; and

7.	Install a security camera at the front entrance of the Premises, subject to the terms of Section 7 of this Third Amendment.

9